Inuvo Reports 53% Increase in Revenues for 2015 Second Quarter
Net Income of $0.02 per Diluted Share
CONWAY, AR--(Marketwired - Jul 29, 2015) - Inuvo, Inc. (NYSE MKT: INUV), an advertising technology and digital publishing company, today announced revenues of $16.7 million in the second quarter of 2015 compared to $10.9 million in the same quarter last year, a 53% increase. Net income in the second quarter of 2015 was $445,000 or $0.02 per diluted share compared to $382,000 or $0.02 per diluted share in the same quarter of 2014. For the first half of 2015, revenue was $30.1 million, a 43% increase over the first half of last year. Net income for the first half of 2015 was $1,071,000 or $0.04 per diluted share compared to $1,057,000 or $0.04 per diluted share in the same period last year.
"We are pleased to report a third consecutive quarter of strong year-over-year growth and a seventh consecutive quarter of profitability," stated Rich Howe, Chairman and CEO of Inuvo. "We are making and will continue to make the necessary investments to capture market share in support of growth. While both segments experienced strong growth in the quarter, the Partner Network benefited from an uncharacteristically strong spring, the result of strong advertiser demand in Automotive that is likely to normalize in the second half of the year. We remain poised to deliver on the potential of the SearchLinks Native Advertising solution and committed to increasing user engagement within the ALOT sites."
Second Quarter 2015 Highlights

•	Revenue was $16.7 million, 53% ahead of the second quarter 2014 revenue of $10.9 million.

◦	Partner revenue was $9.3 million, 67% ahead of the second quarter 2014 Partner revenue of $5.6 million.

◦	Owned & Operated revenue was $7.4 million, 39% ahead of the second quarter 2014 Owned & Operated revenue of $5.4 million.

•	Net income was $445,000 or $0.02 per diluted share, 16% ahead of the second quarter of 2014.

•	Adjusted EBITDA, a non-GAAP measure, was $1.1 million.
First Half 2015 Highlights

•	Revenue was $30.1 million, 43% ahead of the first half 2014 revenue of $21.1 million.

◦	Partner revenue was $16.9 million, 53% ahead of the first half 2014 Partner revenue of $11.0 million.

◦	Owned & Operated revenue was $13.3 million, 32% ahead of the first half 2014 Owned & Operated revenue of $10.0 million.

•	Net income was $1,071,000 or $0.04 per diluted share, largely unchanged from the first half of 2014.

•	Adjusted EBITDA, a non-GAAP measure, was $1.8 million.

•	Debt decreased to $1.5 million at June 30, 2015 compared to $3.6 million at December 31, 2014.
The Inuvo business is managed along two segments, the Partner Network and the Owned and Operated Network. The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets mobile-ready consumer websites and applications mainly under the ALOT brand. The segments share the utilization of the company's core ad delivery software as a service (SaaS) technologies.
Three-month financial results for the period ended June 30, 2015
Net revenues for the three months ended June 30, 2015, were $16.7 million as compared to $10.9 million for the three months ended June 30, 2014. Revenue in our Partner Network was $9.3 million in the second quarter of 2015 compared to $5.6 million in the same quarter last year and is reflective of the growth in this segment. Revenue in our Owned and Operated Network was $7.4 million in the second quarter of 2015 compared to $5.4 million in the same quarter last year and is the result of expansion across the sites both existing and new. Operating expenses increased from $5.8 million in the second quarter of 2014 to $9.1 million in the same quarter this year, comprised notably of increased marketing and compensation expenses.
For the quarter ended June 30, 2015, Net Income was $445,000 or $0.02 per diluted share compared to $382,000, or $0.02 per diluted share, for the three months ended June 30, 2014.
For the quarter ended June 30, 2015, Adjusted EBITDA, a non-GAAP measure, was $1.1 million compared to $1.2 million in the second quarter of 2014.
Balance Sheet as of June 30, 2015
Cash and cash equivalents totaled $3.8 million at June 30, 2015. Current assets and total assets were $10.4 million and $27.4 million, respectively, and current liabilities and total liabilities were $13.2 million and $18.2 million, respectively, as of June 30, 2015. Bank debt was reduced to $1.5 million from $3.6 million at December 31, 2014. Stockholders' equity was approximately $9.2 million at June 30, 2015.
Conference Call Information
Date: Wednesday, July 29, 2015
Time: 4:15 p.m. EDT
Domestic Dial-in number: 1-888-503-8175
International Dial-in number: 1-719-325-2463
Live webcast: http://public.viavid.com/index.php?id=115448
In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through Saturday, September 12, 2015. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 1503372 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.
About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology and digital publishing business that serves billions of income generating ads monthly across a network of websites and apps serving desktop, tablet and mobile devices. To learn more about Inuvo, please visit www.inuvo.com or download our app at http://apple.co/1glLIGD for Apple iPhone or http://bit.ly/1G5f3K4 for Android.
Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2014. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

			(Unaudited)
			June 30,	December 31,
			2015	2014
Assets
Current assets
Cash			$3,779,339	$3,714,525
Accounts receivable, net			6,348,993	5,106,300
Unbilled revenue			29,038	23,541
Prepaid expenses and other current assets			286,577	299,873
Total current assets			10,443,947	9,144,239

Property and equipment, net			1,201,858	959,475
Goodwill			5,760,808	5,760,808
Intangible assets, net			9,789,539	9,530,322
Other assets			210,050	211,833
Total assets			$27,406,202	$25,606,677

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable			$8,368,632	$5,714,158
Accrued expenses and other current liabilities			4,175,373	3,704,464
Term and credit notes payable, current portion			666,667	959,942
Total current liabilities			13,210,672	10,378,564

Deferred tax liability			3,552,500	3,552,500
Term and credit notes payable, long term			833,334	2,666,667
Other long-term liabilities			581,052	735,211
Total liabilities			18,177,558	17,332,942

Total stockholders' equity			9,228,644	8,273,735
Total liabilities and stockholders' equity			$27,406,202	$25,606,677

INUVO, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
Net revenue	$16,727,810	$10,942,033	$30,148,757	$21,063,750
Cost of revenue	7,092,744	4,666,175	13,161,963	8,342,930
Gross profit	9,635,066	6,275,858	16,986,794	12,720,820
Operating expenses
Marketing costs	6,583,262	3,614,598	11,505,408	7,278,285
Compensation	1,341,453	1,139,095	2,532,510	2,239,010
Selling, general and administrative	1,178,539	1,054,355	2,166,305	2,064,964
Total operating expenses	9,103,254	5,808,048	16,204,223	11,582,259
Operating income	531,812	467,810	782,571	1,138,561
Interest expense, net	(37,412)	(103,301)	(88,573)	(201,103)
Net income from continuing operations before taxes	494,400	364,509	693,998	937,458
Income tax (expense) benefit	(34,700)	-	371,753	75,698
Net income from continuing operations	459,700	364,509	1,065,751	1,013,156
Net income (loss) from discontinued operations	(14,692)	17,782	5,567	43,894
Net income	445,008	382,291	1,071,318	1,057,050
Total comprehensive income	$445,008	$382,291	$1,071,318	$1,057,050
Earnings per share, basic and diluted
From continuing operations	$0.02	$0.02	$0.04	$0.04
From discontinued operations	.-	.-	-	-
Net income	$0.02	$0.02	$0.04	$0.04
Weighted average shares outstanding
Basic	24,268,364	23,445,771	24,178,037	23,480,956
Diluted	24,689,110	24,050,239	24,432,837	23,936,241

By Segment (Unaudited):
Net revenue
Partner Network	$9,284,038	$5,569,504	$16,857,418	$11,021,121
Owned and Operated Network	7,443,772	5,372,529	13,291,339	10,042,629
Total	$16,727,810	$10,942,033	$30,148,757	$21,063,750
Gross profit
Partner Network	$2,209,021	$959,197	$3,729,916	$2,817,601
Owned and Operated Network	7,426,045	5,316,661	13,256,878	9,903,219
Total	$9,635,066	$6,275,858	$16,986,794	$12,720,820

Reconciliation of Net Loss from Continuing Operations before Taxes to Adjusted EBITDA

INUVO, INC.
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
Net income from continuing operations before taxes	$494,400	$364,509	$693,998	937,458
Interest expense, net	37,412	103,301	88,573	201,103
Depreciation	214,046	243,335	386,428	499,307
Amortization	258,156	198,501	456,657	397,002
Stock-based compensation	82,750	248,382	134,674	378,830
Severances and other non-recurring, non-cash items	--	36,145	--	117,943

Adjusted EBITDA	$1,086,764	$1,194,173	$1,760,330	$2,531,643

In addition to disclosing financial results in accordance with United States generally accepted accounting principles ("GAAP"), our earnings release contains the non-GAAP financial measure "Adjusted EBITDA."
Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company's performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company's industry in areas of operating performance.
Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company's operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business.
We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net income (loss) from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation, and (v) accrued severance and other non-recurring, noncash expense. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

CONTACT INFORMATION
Inuvo, Inc.
Wally Ruiz
Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
Capital Markets Group
Alan Sheinwald
914-669-0222
alan@CapMarketsGroup.com